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                                                            Exhibit 10.08

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PERSONAL AND CONFIDENTIAL


May 11, 1999


Mr. Barron Cox
662 Rebecca Way
San Jose, CA 95117

Dear Barron:

We are pleased to offer you the position of Director of Human Resources for GRIC Communications Inc. The terms and conditions of this offer are stated below:

RESPONSIBILITY: You will be responsible for all Human Resources aspects of the company.

You will be responsible for meeting or exceeding the Company's Human Resource Department goals on a quarterly and annual basis; delivering planned services and support in a timely and cost-effective manner with the quality and performance appropriate to the task.

As a member of the management team, you will have shared responsibility for the accomplishment of financial and business goals of the company.

REPORTING: You will report to the Chief Financial Officer.

Your cash compensation will consist of the following:

BASE SALARY: You will be paid a base salary of $140,000.00 per annum, payable semi-monthly.

PERFORMANCE BONUS: You will participate in a bonus program, calculated at Twenty Percent (20%) of your base salary, assuming achievement of mutually agreed objectives. These objectives will be a combination of corporate goals established during the first sixty days of your tenure with the Company. Performance bonuses beyond 1999 may be based on a new Corporate Bonus Plan to be developed over the next several months.

PERFORMANCE AND SALARY REVIEWS: Performance/salary reviews are conducted annually.


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EMPLOYEE STOCK OPTION: You will be granted an incentive stock option subject to Board of Director approval for the purchase of eighty-five thousand (85,000) shares of the common stock of GRIC Communications. This option will be granted by the Board at the current fair market value; (we will request the Board to approve these options at $1.50 per share) this option is subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting commences on your date of employment. If the company or its successor elects to terminate your employment as Director of Human Resources without cause following an acquisition or merger of the Company involving a change of control, the option vesting described above shall be accelerated so as to occur automatically on the date of such termination, without regard to the satisfaction of the conditions to vesting that would otherwise apply.

EMPLOYEE BENEFITS: As an employee of GRIC, you will receive benefits in accordance with the GRIC employee benefits plans, as may be amended from time to time. The current benefit package includes a choice of three medical plans, dental, life, disability and accidental dismemberment insurance.

GRIC 401(k) PLAN: As a full-time employee of GRIC, you may, if you wish, enroll in the Company's 401(k) Plan at the next or a subsequent Plan entry date. You will be provided with a full description of the Plan including eligible contributions from your compensation and investment options.

TERMS OF EMPLOYMENT: Your employment will be considered "at will" and will continue for an indefinite term. Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.

TERMINATION OF EMPLOYMENT: The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide a severance payment equivalent to three months' base salary, payable monthly in accordance with the Company's normal payroll policies.

Additionally, the Company will provide you with up to three months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by any third party. Such benefits are separate from your then-existing COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

The Company may, also, terminate your employment for cause in its sole discretion. For the purpose of this Offer of Employment, "cause" shall be defined as:

     (1) Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of any felony involving fraud or


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          dishonesty, violation of the written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another with another employer while you are an employee of the Company.

     (2)  Your death, or your total disability lasting more than 90 days.

TERMINATION OF EMPLOYMENT WITH CAUSE: If the Company terminates your employment with cause, the Company will provide you a severance payment equivalent to three months' base salary, payable monthly in accordance with the Company's normal payroll policies. However if the cause for termination relates to violation by you of state or federal law, then you will receive no severance payment from the Company.

Additionally unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to three months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by any third party. Such benefits are separate from your then-existing COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

CONFIDENTIALITY: GRIC requires that you sign and return the enclosed Confidentiality Agreement as a condition of employment.

START DATE: Your employment with GRIC will commence on or before June 1, 1999.

If you agree with the terms stated in this letter, please sign and return the attached Acceptance Acknowledgment. This offer is valid for seven days.

Barron, we look forward to a long and mutually prosperous relationship. We expect that you will have a significant and positive impact on the future growth and success of GRIC Communications.



Sincerely,

/s/ Joe Zaelit

Joe Zaelit
SVP & CFO

Enclosure: Confidentiality Agreement

JZ:cs


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                         ACCEPTANCE AND ACKNOWLEDGMENT


I have read, understand, and accept the foregoing terms of employment at GRIC Communications, Inc. and will start work no later than June 1, 1999. I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with GRIC Communications, Inc. I will provide a listing of all current Board-level obligations to the CFO of GRIC at the time of my acceptance of this position with the Company. I will provide a written request to the CFO seeking his approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States as well as signing the Company's customary confidentiality and invention agreement, which is attached.



Signed: /s/ Barron B. Cox
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Date: 5/13/99
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